Exhibit 99.9

FOR IMMEDIATE RELEASE		April 26, 2005
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com

PINNACLE WEST FIRST QUARTER EARNINGS
SIGNIFICANTLY AHEAD OF PLAN, COMPANY SAYS
Results Reflect Growth in the Company’s Core Business

PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended March 31, 2005, of $24.4 million, or $0.27 per diluted share of common stock. This result compares with net income of $31.4 million, or $0.34 per share, for the comparable quarter a year ago.

“While first quarter results were lower than the same period a year ago, they were significantly better than our plan,” said Chairman Bill Post. “Further, they reflect our strong core business performance and the rising demand for electricity in the growing Arizona market.”

Post added that recent approval of the Company’s rate settlement provides a regulatory structure which places all of the company’s Arizona power plants in rate base, while strengthening and clarifying Arizona Public Service’s (APS) responsibility to provide for the energy needs of its customers.

Results for the quarter were positively impacted by higher retail sales at APS due to customer growth of 4 percent (three times the national average); lower replacement power costs attributable to fewer unplanned plant outages; lower gas and power prices; the absence of regulatory asset amortization; and higher earnings at the Company’s real estate subsidiary.

These positive items were more than offset by a number of factors, including a net increase in costs related to placing the Silverhawk Power Station into service in mid-2004; an increase in operating costs primarily related to customer service, generation and benefits costs; the effects of milder weather; lower results from the Company’s competitive retail operations; and increased property taxes.

For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/financials/quarterly/default.html.

Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2005 first quarter earnings and recent

PINNACLE WEST 2005 FIRST QUARTER EARNINGS	April 26, 2005

developments at 11 a.m. (ET) Wednesday, April 27, 2005. The web cast can be accessed at www.pinnaclewest.com/main/pnw/investors/presentations/default.html. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 5245903.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $10 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

This press release may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, and neither Pinnacle West nor APS assumes any obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to: state and federal regulatory and legislative decisions and actions, including by the FERC; the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory, legislative and judicial proceedings relating to the restructuring; market prices for electricity and natural gas; power plant performance and outages, including transmission outages and constraints; weather variations affecting local and regional customer energy usage; customer growth and energy usage; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to capital markets; the uncertainty that current credit ratings will remain in effect for any given period of time; our ability to compete successfully outside traditional regulated markets (including the wholesale market); the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts); changes in accounting principles generally accepted in the United States of America and the interpretation of those principles; the performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to Pinnacle West’s pension plan and APS’ nuclear decommissioning trust funds, as well as the reported costs of providing pension and other postretirement benefits; technological developments in the electric industry; the strength of the real estate market in SunCor’s market areas, which include Arizona, Idaho, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of Pinnacle West and APS.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2005	2004

Operating Revenues
Regulated electricity segment	$416,030	$415,464
Marketing and trading segment	116,866	88,383
Real estate segment	72,056	51,593
Other revenues	10,135	10,905

Total	615,087	566,345

Operating Expenses
Regulated electricity segment purchased power and fuel	78,423	88,611
Marketing and trading segment purchased power and fuel	100,641	67,764
Operations and maintenance	156,496	137,386
Real estate segment operations	56,476	47,690
Depreciation and amortization	94,231	101,616
Taxes other than income taxes	35,190	30,330
Other expenses	8,374	8,750

Total	529,831	482,147

Operating Income	85,256	84,198

Other
Allowance for equity funds used during construction	2,603	2,002
Other income	1,744	11,412
Other expense	(5,309)	(5,945)

Total	(962)	7,469

Interest Expense
Interest charges	49,195	50,319
Capitalized interest	(3,289)	(4,911)

Total	45,906	45,408

Income From Continuing Operations Before Income Taxes	38,388	46,259

Income Taxes	14,732	15,468

Income From Continuing Operations	23,656	30,791

Income From Discontinued Operations Net of Income Tax Expense	792	635

Net Income	$24,448	$31,426

Weighted-Average Common Shares Outstanding — Basic	91,962	91,294

Weighted-Average Common Shares Outstanding — Diluted	92,045	91,376

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.26	$0.34
Net Income — Basic	$0.27	$0.34
Income From Continuing Operations — Diluted	$0.26	$0.34
Net Income — Diluted	$0.27	$0.34

Certain prior year amounts have been reclassified to conform to the 2005 presentation.